Registration No. 333-22569 Rule 424 b)(2)
                                     Pricing Supplement No:077 Cusip:14912LUR0
                                     Dated:  April 11, 1997

	Caterpillar Financial Services Corporation
	Medium-Term Notes, Series F
	(Floating Rate)
	With Maturities of 9 Months or More from Date of Issue

Principal Amount:       Initial Interest Rate:          Maturity Date:
$50,000,000               3 mth Libor - 5 BPS             04/13/1998
                          Initial Rate(5.7625)
Original Issue Date:    Index Maturity:                 Spread +/-:
04/11/97                 Quarterly                        -5 BPS

Specified Currency:     Option to Elect Payment       Authorized Denominations
x U.S. dollars          in U.S. dollars               (only applicable if
_ Other:___________     (only applicable if           Specified Currency is
                        Specified Currency is         other than U.S.
                        other than U.S. dollars):      N/A
                           N/A

The Note is a:                                        Exchange Rate Agent
    X Global Note                                     (if other than First
     Certificated Note                                 Trust New York): N/A
     (only applicable if
      Specified Currency
      is other than U.S. dollars)                     Spread Multiplier: N/A


Interest Rate Basis or Bases: 3 mth Libor (Two London Business Days prior
	                   to Coupon Pay Dates)

LIBOR Source (only applicable if LIBOR Interest Rate Basis):
   Reuters         X  Telerate

Maximum Interest Rate:  N/A             Interest Payment Period: Quarterly

Interest Payment Dates: Coupons will pay/reset on the 11th of each month using modified following convention. Initial payment due
	 07/11/97.

Minimum Interest Rate: N/A

Interest Rate Reset Option:  _ Yes    x No

Optional Reset Dates (only applicable if option to reset spread or spread multiplier): N/A

Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier): N/A

Minimum Interest Rate:  N/A              Interest Payment Dates:  N/A

Stated Maturity Extension Option:  _ Yes    X No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A


Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A


Interest Payment Dates: Coupons will pay/reset on the 11th of each month using modified following convention. Initial payment due
	 07/11/97.

Interest Determination Dates: Two London business days prior to the reset date.

Calculation Agent (if other than First Trust New York):  N/A

Original Issue Discount Note:  Total Amount of OID: N/A Terms of Amortizing
     __ Yes    x No                                       Notes: N/A
                               Issue Price (expressed
                                 as a percentage of
                               aggregate principal
                               amount): 100%


Redemption Date(s) (including                      Redemption Price(s): N/A
any applicable regular or
special record dates): N/A

Repayment Date(s) (including                       Repayment Price(s):  N/A
 any applicable regular or
special record dates): N/A

Other Terms: N/A

     The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note ordered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $70.00MM principal amount of the Notes had been sold at interest rates then in effect.



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	Pricing Supplement to Prospectus Supplement dated March 7, 1997 and Prospectus dated March 7, 1997